UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2015

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction	(Commission	(IRS Employer
or incorporation)	File Number)	Identification Number)

37 North Orange Avenue, Suite 607, Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

(888) 613 - 8802

(Registrant’s telephone number, including area code)

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

The Board of Directors of Immune Therapeutics, Inc. (the “Company”), to fill a vacancy on the Board, has appointed Vincent Butta to serve as a director until the next annual meeting of the Company’s shareholders and his successor is elected and qualified or, if earlier, until his resignation or removal. Mr. Butta’s appointment is effective January 13, 2015. There is no relationship between Mr. Butta and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The Company and The SeVin Group LLC (“SeVin”) entered into a Consulting Agreement, effective December 18, 2014 (the “Agreement”), pursuant to which Mr. Butta will serve as a director of the Company. Mr. Butta is a Managing Member of SeVin. Under the Agreement, SeVin will, among other things: conduct market research as necessary to properly market the Company’s products; elaborate marketing plans for the Company’s products; develop commercialization plans for the Company with the objective of optimizing sales revenue for the Company; convert commercialization plans into short-term and long-term financial plans for the Company; use reasonable endeavors to support the marketing of the Company’s products; and make its best efforts to provide quarterly forecasts of commercial opportunities to the Company.

Under the Agreement, SeVin will receive a monthly payment of $20,000 for the first six months and a monthly salary of $25,000 for the subsequent six months provided the Agreement continues beyond the first six-month period. The Agreement has a one-year term and may be cancelled by the Company or SeVin upon sixty-days notice prior to the six-month anniversary of the Agreement. Should the Agreement be cancelled, Mr. Butta must provide the Company with transition services prior to the cancellation date without further compensation, and must resign from his position effective as of the cancellation date.

The Agreement requires that the Company issue 1,250,000 restricted shares of the Company’s common stock to The VBC Group LLC, a company which is 10% owned by Mr. Butta and 90% owned by Mr. Butta’s spouse, as follows: (i) 625,000 shares, which vests immediately upon issuance; (ii) 375,000 shares, which vests 120 days from the effective date of the Agreement; and (iii) 250,000 shares, which vests upon the six-month anniversary of the Agreement so long as the Agreement has not been previously canceled.

SeVin is entitled to the following success fees under the Agreement: (i) success fees for the introduction of a customer that leads to a sale by the Company without further involvement by SeVin in an amount equal to two percent of the annual amount of the sales agreement, payable annually for the first two years of the sales agreement and an additional three percent of the annual amount of the sales agreement, payable annually for the first three years of the sales agreement; (ii) success fees for the introduction of strategic relationship(s) that conduct business with the Company in an amount equal to five percent of the annual amount of any strategic relationship agreement, payable annually for the first two years of any such agreement(s); and (iii) success fees in the amount of five percent of the realized value of any distribution agreement on a paid-when-paid basis, i.e., when the Company receives any payments under such agreement(s).

The Agreement also provides for certain restrictive covenants, including confidentiality and intellectual property rights provisions.

On January 13, 2015, Edward Teraskiewicz accepted his election to the Company’s Board of Directors to serve as a director until the next annual meeting of the Company’s shareholders and his successor is elected and qualified or, if earlier, until his resignation or removal. Mr. Teraskiewicz was elected to the Board at the Company’s 2014 Annual Meeting of Shareholders. There is no relationship between Mr. Teraskiewicz and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The Company and Mr. Teraskiewicz entered into a Director Agreement on January 13, 2015 pursuant to which the Company will pay Mr. Teraskiewicz $5,000 per month, reimburse him for reasonable out-of-pocket expenses incurred in connection with his directorship, and issue him 100,000 shares of the Company’s common stock.

A copy of the Company’s press release announcing the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 20, 2015

(2)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immune Therapeutics, Inc.

By: /s/ Noreen Griffin
Noreen Griffin, Chief Executive Officer

Date: January 20, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 20, 2015